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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Quanta Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QUANTA SERVICES, INC.
1360 Post Oak Boulevard, Suite 2100
Houston, TX 77056
(713) 629-7600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 2004

To our Stockholders:

     The Annual Meeting of Stockholders of Quanta Services, Inc. will be held at the Omni Houston Hotel, Four Riverway, Houston, Texas 77056, on May 20, 2004 at 9:00 a.m. local time.

     At the meeting, you will be asked to consider and act upon the following matters, which are more fully described in the accompanying Proxy Statement:

1.	Election of ten members of our Board of Directors, nine by the holders of Common Stock and one by the holders of Limited Vote Common Stock; and

2.	Any other matters that properly come before the meeting or any adjournments of the meeting.

     Our stockholders of record at the close of business on March 22, 2004 are entitled to notice of, and to vote at, the annual meeting and any adjournments of the meeting.

By Order of the Board of Directors

Dana A. Gordon
CORPORATE SECRETARY

Houston, Texas
April 16, 2004

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the annual meeting in person. To assure your representation at the meeting, please vote promptly whether or not you expect to be present at the meeting. You can vote your shares by signing and dating the enclosed proxy card and returning it in the accompanying envelope or, if you hold your shares through a broker, via the Internet. You will find specific instructions for voting via the Internet or telephone on the proxy card if that option is available for your shares. If you attend the meeting, you may revoke your proxy and vote your shares in person. If you hold your shares through a broker and wish to vote at the meeting, you will need to obtain a proxy from the institution that holds your shares.

If you choose to attend the meeting, you will be asked to present valid picture identification and, if you hold your shares through a broker, you will be asked to present a copy of your brokerage statement showing your stock ownership as of March 22, 2004.

i

PERFORMANCE GRAPH	30
ADDITIONAL INFORMATION	31
Stockholder Proposals and Nomination of Directors for the 2005 Annual Meeting	31
Proxy Solicitation Costs	31
Other Matters	31

ii

QUANTA SERVICES, INC.
1360 Post Oak Boulevard, Suite 2100
Houston, TX 77056
(713) 629-7600

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 2004

We are distributing this Proxy Statement and the form of proxy beginning on or about April 16, 2004.

ABOUT THE MEETING

What is the purpose of the meeting?

     At the meeting, you and our other stockholders will act upon a proposal to elect members of the Board of Directors (the Board).

Who is entitled to vote at the meeting?

     Only holders of record of our Common Stock, par value $.00001, and Limited Vote Common Stock, par value $.00001, at the close of business on March 22, 2004, the record date for the meeting, are entitled to notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

What are the voting rights of the holders of Common Stock and Limited Vote Common Stock?

     Each share of Common Stock is entitled to one vote on each matter on which it may vote. With respect to the election of directors, holders of Common Stock, voting as a class, will elect nine directors.

     Holders of Limited Vote Common Stock, voting as a class, will elect one director. Each share of Limited Vote Common Stock is entitled to one-tenth of one vote on each other matter on which it may vote.

     On all other matters, holders of Common Stock and Limited Vote Common Stock will vote together.

Who can attend the meeting?

     All stockholders of record as of March 22, 2004, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Seating, however, is limited. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m. and seating will begin at 8:30 a.m. Each stockholder will be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

     Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

How do I vote?

     You may vote your shares in any of the following manners:

1.	by signing and dating the enclosed proxy card and returning it in the accompanying envelope;

2.	by going to the web site www.proxyvote.com, with your proxy card in hand, and following the simple instructions (not available to stockholders of record or to holders of Limited Vote Common Stock);

3.	by telephone following the instructions included with your proxy card (not available to stockholders of record or to holders of Limited Vote Common Stock); or

4.	by written ballot at the meeting.

     If you are a stockholder of record and you attend the meeting, you may deliver your completed proxy card in person. If you hold your shares in “street name” and you wish to vote at the meeting, you will need to obtain a proxy from the broker or nominee that holds your shares.

     Whether or not you plan to attend the meeting, we encourage you to vote by proxy as soon as possible.

What is the difference between holding shares as a stockholder of record and in “street name”?

     Many stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. This is often called holding shares in “street name.” As summarized below, there are some distinctions between record stockholders and “street name” holders.

     If your shares are registered directly in your name with Quanta’s transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record for those shares, and these proxy materials are being sent directly to you.

     If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares and you hold your shares in “street name.” These proxy materials are being forwarded to you by your broker or nominee which is considered the stockholder of record for those shares. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the annual meeting. However, because you are not a stockholder of record, you may not vote these shares in person at the annual meeting unless you bring with you a proxy from your broker or nominee. Your broker or nominee has enclosed a voting instruction card for you to use in directing the vote of your shares.

Can I change my vote after I return my proxy card?

     Yes. You may change your vote at any time before the proxy is exercised, even after you have submitted your proxy card, by filing with our Corporate Secretary either a written notice of revocation or a duly executed proxy card bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and vote your shares in person by completing a written ballot. Attendance at the meeting will not by itself revoke a previously granted proxy. If you hold your shares in “street name” and you wish to change your vote at the meeting, you will need to obtain a proxy from the broker or nominee that holds your shares.

What constitutes a quorum?

     With respect to the election of directors, a majority of the outstanding shares of each of the Common Stock and Limited Vote Common Stock entitled to vote must be present, either in person or represented by proxy, to constitute a quorum.

     For all other matters, a majority of the outstanding shares entitled to vote of the Common Stock and Limited Vote Common Stock in the aggregate must be present, either in person or represented by proxy, to constitute a quorum. As of March 22, 2004, 115,529,983 shares of Common Stock and 1,051,067 shares of Limited Vote Common Stock were outstanding and entitled to vote. Properly executed proxies received, but marked as abstentions and broker non-votes, will be counted for purposes of establishing a quorum at the meeting.

What vote is required to approve each item to be voted on at the meeting?

     Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote. Accordingly, the nine nominees who receive the highest number of properly executed “FOR”

votes from the holders of Common Stock, and the one nominee who receives the highest number of properly executed “FOR” votes from the holders of Limited Vote Common Stock, will be elected as directors.

     Under Delaware law, any other matter properly coming before the meeting will be decided by the vote of the holders of a majority of the shares entitled to vote on that matter, with all classes of stock voting together.

     A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted. Accordingly, an abstention will have no effect on the election of directors but will have the effect of a negative vote on any other matter properly coming before the meeting. A properly executed proxy marked as a broker non-vote will not be counted in determining the number of shares necessary for approval of any matter properly coming before the meeting.

What are broker non-votes?

     Broker non-votes occur when you hold your shares through a broker, and your broker does not vote your shares on a particular matter because (i) the New York Stock Exchange (NYSE) does not deem the matter “routine” and (ii) your broker has not received voting instructions from you. On routine matters, such as the election of directors, your broker can vote your shares without instructions from you.

What are the Board’s recommendations?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board recommends a vote of “FOR” each of the proposed directors. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What if I receive more than one proxy card?

     If you hold your shares in more than one type of account or your shares are registered differently, you may receive more than one proxy card. We encourage you to vote each proxy card that you receive.

Where can I find the voting results of the meeting?

     We plan to announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the three months ending June 30, 2004.

STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

     The following table sets forth information, as of April 5, 2004, unless otherwise indicated, with respect to each person known by Quanta to be the beneficial owner of more than 5% of the outstanding shares of Quanta’s Common Stock or Limited Vote Common Stock.

		Amount
		of Shares
Name and Address		Beneficially		Percent
of Beneficial Owner	Title of Class	Owned		of Class
First Reserve Fund IX, L.P.	Common Stock	39,014,630	(1)	33.77%
600 Travis, Suite 6000
Houston, Texas 77002

Third Avenue Management LLC	Common Stock	7,117,900	(2)	6.16%
622 Third Avenue, 32nd Floor
New York, New York 10017

Pioneer Global Asset Management S.p.A.	Common Stock	6,366,082	(3)	5.51%
Galleria San Carlo 6
20122 Milan, Italy

Vincent D. Foster	Limited Vote Common Stock	191,698		18.24%
1300 Post Oak Blvd., Suite 800	Common Stock	189,470	(4)	*
Houston, Texas 77056

William G. Parkhouse	Limited Vote Common Stock	165,632	(5)	15.76%
203 Canyon Rim Drive
Austin, Texas 78746

Parkhouse Family Irrevocable Trust	Limited Vote Common Stock	139,176		13.24%
c/o Alice Parkhouse
203 Canyon Rim Drive
Austin, Texas 78746

James C. Thomas	Limited Vote Common Stock	119,465		11.37%
4040 San Felipe, Suite 155
Houston, Texas 77027

Gram Family Investments, LP	Limited Vote Common Stock	75,258		7.16%
Attention: Bernard Gram
822 N.E. 102nd Street
Kansas City, Missouri 64155

James H. & Constance Haddox	Limited Vote Common Stock	70,000		6.66%
9141 Briar Forest	Common Stock	249,950	(6)	*
Houston, Texas 77024

Steven P. Colmar	Limited Vote Common Stock	59,904		5.70%
Colmar Industries
603 W. 13th, Suite 1A-247
Austin, Texas 78701

*	Percentage of shares does not exceed 1%.

(1)	Based on Schedule 13D/A filing dated March 2, 2004 of First Reserve Fund IX, L.P. First Reserve Fund IX, L.P., First Reserve GP IX, L.P. and First Reserve GP IX, Inc. have shared voting and dispositive power as to all such shares. Includes 33,445 shares of Common Stock and options for 15,000 shares of Common Stock issued to Ben A. Guill, a director of Quanta and President and a Managing Director of First Reserve Corporation, and 49,981 shares of Common Stock issued to Thomas J. Sikorski, a director of Quanta and a Managing Director of First Reserve Corporation. First Reserve Fund IX, L.P. may be deemed to beneficially own the aforementioned shares of Common Stock and options issued to Messrs. Guill and Sikorski. Although Messrs. Guill and Sikorski disclaim beneficial ownership of any securities of Quanta held by First Reserve Fund IX, L.P., Messrs. Guill and Sikorski may be deemed to be beneficial owners of the shares of Common Stock held by First Reserve Fund IX, L.P.

(2)	Based on Schedule 13G/A filing dated February 9, 2004 of Third Avenue Management LLC, which has sole dispositive power over all such shares and sole voting power as to 6,652,200 of such shares.

(3)	Based on Schedule 13G filing dated February 10, 2004 of Pioneer Global Asset Management S.p.A., which has sole voting and dispositive power over all such shares.

(4)	Includes 31,500 shares of Common Stock that may be acquired by Mr. Foster within 60 days of April 5, 2004, through the exercise of stock options and 13,500 shares of Common Stock over which Messrs. Colson and Foster share voting and dispositive power. Also includes 3,835 shares of Common Stock owned by Main Street Equity Advisors, L.L.C., of which Mr. Foster disclaims beneficial ownership.

(5)	Does not include 139,176 shares of Limited Vote Common Stock held in trust for members of Mr. Parkhouse’s family, of which he disclaims beneficial ownership.

(6)	Includes 93,750 shares of Common Stock that may be acquired by Mr. Haddox within 60 days of April 5, 2004, through the exercise of stock options.

Security Ownership of Management

     The following table sets forth, as of April 5, 2004, the number of shares of Common Stock and Limited Vote Common Stock beneficially owned by (i) each of our Directors, (ii) each of our executive officers named in the Summary Compensation Table and (iii) all of our Directors and executive officers as a group.

	Shares of Limited Vote			Shares of
	Common Stock Beneficially			Common Stock
	Owned			Beneficially Owned
			Percent
			of			Percent
Name	Number		Class	Number		of Class
John R. Colson	—		—	2,322,121	(1)	2.01%
John R. Wilson	—		—	718,269		*
Gary A. Tucci	—		—	578,450	(2)	*
Luke T. Spalj	—		—	386,430		*
James H. Haddox	70,000	(3)	6.66%	249,950	(4)	*
Vincent D. Foster	191,698		18.24%	189,470	(5)	*
Elliott C. Robbins	—		—	98,344		*
James R. Ball	29,625		2.82%	69,699	(6)	*
Thomas J. Sikorski	—		—	49,981	(7)	*
Ben A. Guill	—		—	48,445	(8)	*
Frederick M. Haag	—		—	36,176		*
Louis C. Golm	—		—	35,302	(9)	*
H. Jarrell Gibbs	—		—	3,759	(10)	*
Bernard Fried	—		—	1,759		*
All directors and executive officers as a group (21 persons)	328,823		31.28%	5,095,736	(11)	4.41%

*	Percentage of shares does not exceed 1%.

(1)	Includes 13,500 shares over which Messrs. Colson and Foster share voting and dispositive power.

(2)	Includes 75,000 shares of Common Stock held by Mr. Tucci that may be acquired within 60 days of April 5, 2004, through the exercise of stock options.

(3)	The 70,000 shares of Limited Vote Common Stock are held by James and Constance Haddox as joint tenants.

(4)	Includes 93,750 shares of Common Stock held by Mr. Haddox that may be acquired within 60 days of April 5, 2004, through the exercise of stock options.

(5)	Includes 31,500 shares of Common Stock held by Mr. Foster that may be acquired within 60 days of April 5, 2004, through the exercise of stock options and 13,500 shares of Common Stock over which Messrs. Colson and Foster share voting and dispositive power. Also includes 3,835 shares of Common Stock owned by Main Street Equity Advisors, L.L.C, of which Mr. Foster disclaims beneficial ownership.

(6)	Includes 45,000 shares of Common Stock held by Mr. Ball that may be acquired within 60 days of April 5, 2004, through the exercise of stock options.

(7)	Does not include 38,916,204 shares of Common Stock owned by First Reserve Fund IX, L.P., of which Mr. Sikorski disclaims beneficial ownership.

(8)	Includes 15,000 shares of Common Stock held by Mr. Guill that may be acquired within 60 days of April 5, 2004, through the exercise of stock options. Does not include 38,916,204 shares of Common Stock owned by First Revenue Fund IX, L.P., of which Mr. Guill disclaims beneficial ownership.

(9)	Includes 4,375 shares of Common Stock held by Mr. Golm that may be acquired within 60 days of April 5, 2004, through the exercise of stock options.

(10)	Includes 2,000 shares of Common Stock held jointly by H. Jarrell and Cynthia Gibbs.

(11)	Includes 345,750 shares of Common Stock that may be acquired within 60 days of April 5, 2004, through the exercise of stock options.

PROPOSAL:
ELECTION OF DIRECTORS

     The current term of office of all of our directors expires at the 2004 annual meeting. The Board of Directors proposes that the following nominees be elected for a new term of one year and until their successors are duly elected and qualified or until their earlier resignation or removal. Each of the nominees has consented to serve if elected. If a nominee becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named below.

     The directors standing for election by each class of shares entitled to vote are:

Nominees for Election by the Holders of Common Stock:

			Director
Name	Age	Position(s) with Quanta	Since
James R. Ball	61	Director	1998
John R. Colson	56	Chief Executive Officer, Chairman of the Board of Directors	1998
Bernard Fried	47	Director	2004
H. Jarrell Gibbs	65	Director	2004
Louis C. Golm	62	Director	2002
Ben A. Guill	53	Director	2002
Thomas J. Sikorski	43	Director	2003
Gary A. Tucci	47	Chief Executive Officer of Potelco, Inc., Director	1998
John R. Wilson	54	President - Electric Power and Gas Division, Director	1998

Nominee for Election by the Holders of Limited Vote Common Stock:

			Director
Name	Age	Position(s) with Quanta	Since
Vincent D. Foster	47	Director	1998

     James R. Ball has been a member of the Board of Directors since 1998 and is a private investor with J. R. Ball Investments, a private investment firm. Mr. Ball serves as a director of ABS Group of Companies, Inc. Mr. Ball holds a Master of Science in Management degree.

     John R. Colson has been a member of the Board of Directors since 1998 and has served as Chairman of the Board of Directors since 2002. Mr. Colson has served as our Chief Executive Officer since December 1997. He joined PAR Electrical Contractors, Inc. (PAR), an electrical specialty contractor and now a subsidiary of Quanta, in 1971 and served as its President from 1991 to December 1997. He is currently a director of the Missouri Valley Chapter of the National Electrical Contractors Association (NECA), a regent of the Electrical Contracting Foundation, and, since May 1999, a director of U. S. Concrete, Inc.

     Vincent D. Foster has been a member of the Board of Directors since 1998. He has served as Senior Managing Director of Main Street Mezzanine Fund, L.P. (and its predecessor firms), a venture capital firm, since 1997. Mr. Foster is also a director of U. S. Concrete, Inc. and Carriage Services, Inc. Mr. Foster holds a J.D. degree and is a Certified Public Accountant.

     Bernard Fried has been a member of the Board of Directors since March 2004. He has served as an advisor to the board of Citadon, Inc., a software services provider, since November 2003. Mr. Fried served as Chief Executive Officer and President of Citadon, Inc., from 2001 until November 2003, Principal Vice President and Program Manager of Bechtel Business Services, a shared services operating unit of Bechtel Group, Inc., an international engineering and construction firm, from 2000 until 2001, and Chief Financial Officer and Managing Director of Bechtel Enterprises, Inc., a financing and development subsidiary of Bechtel Group, Inc., from 1997 until 2000. Mr. Fried holds an M.B.A. degree.

     H. Jarrell Gibbs has been a member of the Board of Directors since March 2004. He served as President of TXU Corporation, an energy services company, from 2001 until 2002, Vice Chairman of TXU Corporation, from 1997 until 2001, President of TXU Electric Company, a power generation and electricity distribution subsidiary of TXU Corporation, from 1995 until 1997, and Chief Financial Officer of TXU Corporation and President of TXU Business Services Company, an accounting, human resources, information technology, environmental and regulatory services subsidiary of TXU Corporation, from 1991 until 1995. Mr. Gibbs serves as a director of Penn Virginia Corporation. Mr. Gibbs holds an M.B.A. degree.

     Louis C. Golm has been a member of the Board of Directors since July 2002 and from May 2001 until May 2002. He has been an independent consultant and senior advisor to the telecommunications and information management industries since 1999. Mr. Golm serves as a director of SBS Technologies. Mr. Golm holds a Master of Science in Management degree and an M.B.A. degree.

     Ben A. Guill has been a member of the Board of Directors since December 2002. He has served as President and a Managing Director of First Reserve Corporation, a private equity firm specializing in the energy industry, since 1998. Mr. Guill serves as a director on the boards of Dresser, Inc., National-Oilwell, Inc., Superior Energy Services, Inc. and T-3 Energy Services, Inc. Mr. Guill holds an M.B.A. degree.

     Thomas J. Sikorski has been a member of the Board of Directors since March 2003. He has served as a Managing Director of First Reserve Corporation, a private equity firm specializing in the energy industry, since April 2002. From 1994 until 2002, Mr. Sikorski was a Partner with Windward Capital, a New York-based private equity firm. Mr. Sikorski serves as a director of Dresser, Inc. Mr. Sikorski holds an M.B.A. degree.

     Gary A. Tucci has been a member of the Board of Directors since 1998. Mr. Tucci joined Potelco, Inc., a gas, telecommunications and power infrastructure services provider and now a subsidiary of Quanta, in 1975 and has served as Chief Executive Officer since November 2002 and served as President from 1988 until November 2002. He is a member of the Joint NECA/International Brotherhood of Electrical Workers Apprenticeship and Training Committee as well as the National Labor Relations Board.

     John R. Wilson has been a member of the Board of Directors since 1998. He has served as our President of the Electric Power and Gas Division since January 2003, and served as a Senior Vice President of Quanta from June 2001 until January 2003, as a Regional Vice President of Quanta from April 1999 until June 2001, and as President of PAR, an electrical specialty contractor and now a subsidiary of Quanta, from 1997 until January 2003. Mr. Wilson joined PAR in 1977 and served as an Executive Vice President from 1991 until 1997.

We recommend a vote FOR the election of the director nominees.

INFORMATION CONCERNING THE BOARD OF DIRECTORS
AND COMMITTEES

Director Meetings

     During the year ended December 31, 2003, the Board of Directors held six meetings. All directors attended at least 75% of the meetings of the Board and the committees of the Board, if any, on which they serve during the periods for which they have served as a director, except for Ben A. Guill, who attended 67% of such meetings. Quanta encourages, but does not require, the members of the Board to attend the annual meeting of stockholders. Last year, eight of our directors attended the annual meeting of stockholders.

Board Structure

     As of the date of this Proxy Statement, the Board is composed of ten directors.

     As a result of their initial investment, and current ownership, in Quanta, First Reserve Fund IX, L.P. (First Reserve) has the right to designate up to three directors to our Board of Directors. As of March 13, 2003, First Reserve had designated three directors, Ben A. Guill, Thomas J. Sikorski and James A. Nattier, to the Board of Directors. Upon Mr. Nattier’s resignation from the Board on March 18, 2004, First Reserve named Bernard Fried as its third designee to our Board.

     In connection with the vacancy on the Board created by Terrence P. Dunn’s decision not to stand for re-election at the 2003 annual meeting of stockholders, on March 18, 2004, the Board appointed H. Jarrell Gibbs as a director to fill this vacancy.

Committees of the Board

     The standing Committees of the Board are as follows:

Number of
Meetings
Committee	Members	During 2003	Duties of the Committee Include:
Audit Committee (1)	James R. Ball* Bernard Fried H. Jarrell Gibbs Louis C. Golm	Ten	• • •	Monitor the quality and integrity of Quanta’s financial statements
Appoint and compensate the independent auditors
Review the performance of Quanta’s internal audit function and the independent auditors

			•	Consider the independence and assess the qualifications of the independent auditors

Compensation Committee (1)	James R. Ball* H. Jarrell Gibbs Louis C. Golm	Five	•	Oversee the administration of the incentive compensation plans and the issuance of restricted Common Stock and granting of stock options under Quanta’s 2001 Stock Incentive Plan (as amended from time to time)

			•	Review and approve all officers’ and executives’ salaries, restricted Common Stock awards and other compensation
			•	Review and approve senior executive officer employment agreements

Number of
Meetings
Committee	Members	During 2003	Duties of the Committee Include:
Governance and Nominating Committee	James R. Ball Bernard Fried Louis C. Golm*	Eight	• •	Develop and recommend corporate governance principles applicable to the Board and Quanta Establish qualifications for membership on the Board and its committees
			•	Make recommendations regarding persons to be nominated for election or re-election to the Board and appointment to its committees
			•	Evaluate policies regarding the recruitment of directors
			•	Review and comment upon the CEO’s nomination of executive officers

Acquisitions Committee	John R. Colson Vincent D. Foster Gary A. Tucci	None	• •	Review and monitor the strategic direction of Quanta’s acquisition program Approve acquisitions of companies within certain financial parameters

Small Acquisitions Committee	John R. Colson Vincent D. Foster	None	•	Approve acquisitions of companies within certain financial parameters

*	Chairman

(1)	Terrence P. Dunn served on the Audit and Compensation Committees during 2003. Mr. Dunn ceased to serve on these committees at the end of the 2002-2003 director service year pursuant to his decision not to stand for re-election at the 2003 annual meeting. James A. Nattier served on the Audit Committee during 2003. Mr. Nattier resigned from this committee on March 18, 2004.

     During 2003, we also had an Independent Committee, composed of James R. Ball, Terrence P. Dunn and Louis C. Golm, that was formed as a result of the settlement of our proxy contest with Aquila, Inc. (Aquila). This committee was discontinued in April 2003 with Aquila’s written consent.

CORPORATE GOVERNANCE

     Quanta is committed to having sound corporate governance practices that maximize shareholder value in a manner consistent with legal requirements and the highest standard of integrity. In that regard, the Board has adopted guidelines that provide a framework for the governance of Quanta. In addition, Quanta continually reviews these guidelines and regularly monitors developments in the area of corporate governance. Quanta’s Corporate Governance Guidelines are posted on our website at www.quantaservices.com under the heading “Corporate Governance,” and a printed copy may be obtained without charge upon written request to Corporate Secretary, c/o General Counsel’s Office, Quanta Services, Inc., 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056.

Board Independence

     The Board has determined that each of the directors standing for election, except for the three directors who are Quanta employees and Mr. Foster, has no material relationship with Quanta (either directly or as a partner, shareholder or officer of an organization that has a relationship with Quanta) and is “independent” within the meaning of the NYSE’s corporate governance listing standards. The Board has made this determination based on its finding that the independent directors meet the standards for director independence set forth in Quanta’s Corporate Governance Guidelines, which are more stringent than the NYSE director independence standards, as currently in effect.

Audit Committee

     The Board has examined the composition of the Audit Committee in light of the Securities and Exchange Commission (SEC) and NYSE rules governing audit committees. Based upon this examination, the Board confirmed that each of the members of the Audit Committee is “independent” within the meaning of SEC regulations, the NYSE’s corporate governance listing standards and Quanta’s Corporate Governance Guidelines. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the Exchange Act). The Audit Committee operates under a formal charter adopted by the Board of Directors that governs its duties and conduct. The Audit Committee Charter is attached as Appendix A to this Proxy Statement. It is also posted on our website at www.quantaservices.com under the heading “Corporate Governance,” and a printed copy may be obtained without charge upon written request to Corporate Secretary, c/o General Counsel’s Office, Quanta Services, Inc., 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056. The membership and number of meetings held during the last fiscal year and the primary responsibilities of the Audit Committee are described in “Committees of the Board” above. The Board has determined that Messrs. Fried and Gibbs are each an “audit committee financial expert” within the meaning of SEC regulations.

Compensation Committee

     The Board has determined that each of the members of the Compensation Committee is “independent” within the meaning of the NYSE’s corporate governance listing standards and Quanta’s Corporate Governance Guidelines. The Compensation Committee operates under a formal charter adopted by the Board of Directors that governs its duties and standards of performance. The Compensation Committee Charter is posted on our website at www.quantaservices.com under the heading “Corporate Governance,” and a printed copy may be obtained without charge upon written request to Corporate Secretary, c/o General Counsel’s Office, Quanta Services, Inc., 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056. The membership and number of meetings held during the last fiscal year and the primary responsibilities of the Compensation Committee are described in “Committees of the Board” above.

Governance and Nominating Committee

     The Board has determined that each of the members of the Governance and Nominating Committee is “independent” within the meaning of the NYSE’s corporate governance listing standards and Quanta’s Corporate Governance Guidelines. The Governance and Nominating Committee operates under a formal charter adopted by the Board of Directors that governs its duties and standards of performance. The Governance and Nominating Committee Charter is posted on our website at www.quantaservices.com under the heading “Corporate

Governance,” and a printed copy may be obtained without charge upon written request to Corporate Secretary, c/o General Counsel’s Office, Quanta Services, Inc., 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056. The membership and number of meetings held during the last fiscal year and the primary responsibilities of the Governance and Nominating Committee are described in “Committees of the Board” above.

Code of Ethics and Business Conduct

     The Board has adopted a Code of Ethics and Business Conduct that applies to all of Quanta’s employees, including the principal executive officer, principal financial officer and principal accounting officer or controller. The Code of Ethics and Business Conduct is posted on our website at www.quantaservices.com under the heading “Corporate Governance,” and a printed copy may be obtained without charge upon written request to Corporate Secretary, c/o General Counsel’s Office, Quanta Services, Inc., 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056. We intend to post any amendments or waivers to our Code of Ethics and Business Conduct for directors and executive officers, including the three officers specified above, at the above location on our website.

Executive Sessions of Non-Management Directors

     In accordance with the NYSE corporate governance listing standards, Quanta’s non-management directors meet regularly in executive sessions without management following each regularly scheduled Board meeting. These sessions are presided over by a Presiding Director who is selected on a rotating basis by the participants at each session.

Communications with the Board

     Stockholders and other interested parties may communicate with one or more of Quanta’s directors including any Presiding Director or Quanta’s non-management directors as a group, a committee or the full Board by writing to Corporate Secretary, c/o General Counsel’s Office, Quanta Services, Inc., 1360 Post Oak Blvd., Houston, Texas 77056. All communications will be reviewed by Quanta’s Corporate Secretary and forwarded to one or more of Quanta’s directors, as appropriate.

Director Qualifications

     Quanta’s Corporate Governance Guidelines contain Board membership qualifications that the Governance and Nominating Committee considers in selecting nominees for Quanta’s Board. Under these qualifications, members of the Board should possess the highest standards of personal and professional ethics, integrity and values, and be committed to representing the long-term interests of Quanta’s stockholders. They must also have an inquisitive and objective perspective, practical wisdom, mature judgment, the willingness to speak ones’ mind and the ability to challenge and stimulate management in a constructive manner. In addition, Board members should have experience at the policy-making level in business, government, education or technology, and in areas that are relevant to Quanta’s business. Further, they should have demonstrated leadership skills in the organizations with which they are or have been affiliated. Members of the Board must also be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time.

Identifying and Evaluating Nominees for Directors

     The Governance and Nominating Committee regularly evaluates the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance and Nominating Committee will consider candidates for Board membership suggested by incumbent directors, management, third-party search firms and others. The Governance and Nominating Committee will also consider director nominations by stockholders that are made in compliance with the notice provisions and procedures set forth in our bylaws. For a discussion of these requirements, see “Additional Information - Stockholder Proposals and Nomination of Directors for the 2005 Annual Meeting” below. All applications, recommendations or proposed nominations for Board membership received by Quanta will be referred to the Governance and Nominating Committee. There are no differences in the manner in which the Governance and Nominating Committee evaluates the qualifications of nominees for director based on whether the nominee is recommended by a stockholder.

     Bernard Fried and H. Jarrell Gibbs, who were appointed as directors by the Board in March 2004, are standing for election by the stockholders for the first time. Quanta hired a third-party search firm to help identify and facilitate the screening and interview process of potential director nominees and this search firm identified and recommended Messrs. Fried and Gibbs. The search firm screened candidates, conducted reference checks, prepared a biography of each candidate for the Governance and Nominating Committee to review and helped coordinate interviews.

     Once the Governance and Nominating Committee has identified a potential director nominee, the committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the committee with the recommendation of the candidate, as well as the committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. If the committee determines that additional consideration is warranted, the committee then will evaluate the extent to which the candidate meets the Board membership qualifications described in “Director Qualifications” above.

     The Governance and Nominating Committee also considers other relevant factors it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for a certain Board committee expertise, and the nature and extent of a candidate’s activities unrelated to Quanta including service as a director on the boards of other public companies. In connection with this evaluation, the committee determines whether to interview the candidate, and, if warranted, the committee interviews the candidate in person or by telephone. The committee may also ask the candidate to meet with members of Quanta management. After completing this evaluation and interview, if the committee believes the candidate would be a valuable addition to the Board, it will recommend to the Board the candidate’s nomination for appointment or election as a director.

Director Compensation

     The Governance and Nominating Committee has the responsibility of recommending non-employee directors’ compensation and benefits to the Board. The committee is guided by certain director compensation principles set forth in Quanta’s Corporate Governance Guidelines. Directors who also are employees of Quanta or any of its subsidiaries do not receive additional compensation for serving as directors. Each non-employee director receives a fee for attendance at each meeting of the Board of Directors or any committee according to the following schedule: $2,000 for attendance at a board meeting in person; $1,000 for attendance at a board meeting by telephone; $1,000 for attendance at a committee meeting in person; $500 for attendance at a committee meeting by telephone; and $500 additional compensation for attendance at a committee meeting by the committee chairman. Upon initial appointment to the Board of Directors other than at an annual meeting of stockholders, for the period from the appointment through the end of the director service year during which the appointment is made, each such initially appointed non-employee director receives a pro rata portion of both (i) an annual cash retainer payment of $30,000 and (ii) an annual award of shares of restricted Common Stock having a value of $60,000. Upon the appointment of Messrs. Fried and Gibbs to the Board on March 18, 2004, each received a prorated cash retainer payment of $6,165 and a prorated award of shares of restricted Common Stock having a value of $12,330. Upon initial election to the Board of Directors at an annual meeting of stockholders, each such initially elected non-employee director receives an annual cash retainer payment of $30,000 and an annual award of shares of restricted Common Stock having a value of $120,000. At every annual meeting of stockholders at which a non-employee director is re-elected or remains a director, each such re-elected or remaining non-employee director receives an annual cash retainer payment of $30,000 and an annual award of shares of restricted Common Stock having a value of $60,000. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or the committees thereof, and for other expenses reasonably incurred in their capacity as directors of Quanta. Currently, seven non-employee directors are standing for election at this meeting.

EXECUTIVE OFFICERS

     Our current executive officers are as follows:

Name	Age	Position(s) with Quanta
John R. Colson	56	Chief Executive Officer, Chairman of the Board of Directors
James H. Haddox	55	Chief Financial Officer
John R. Wilson	54	President - Electric Power and Gas Division, Director
Luke T. Spalj	39	President - Telecommunications and Cable TV Division
Dana A. Gordon	36	Vice President, General Counsel and Secretary
Derrick A. Jensen	33	Vice President, Controller and Chief Accounting Officer
Nicholas M. Grindstaff	41	Treasurer
Benadetto G. Bosco	46	Senior Vice President - Outsourcing
Dennis M. Klumb	44	Senior Vice President - Gas Operations, President and General Counsel of Arby Construction, Inc.
James F. O’Neil III	45	Senior Vice President - Operations Integration and Audit
Elliott C. Robbins	57	Senior Vice President - Operations
Gary W. Smith	46	Senior Vice President, President of Manuel Brothers, Inc.
Darren B. Miller	44	Vice President - Information Technology and Administration

     For a description of the business background of Messrs. Colson and Wilson, see “Election of Directors” above.

     James H. Haddox has served as our Chief Financial Officer since November 1997, and served as Secretary from December 1997 until March 1999 and as Treasurer from December 1997 until September 1999. Mr. Haddox is a Certified Public Accountant.

     Luke T. Spalj has served as our President of the Telecommunications and Cable TV Division since January 2003, and served as a Senior Vice President of Quanta from June 2001 until January 2003 and as a Regional Vice President from May 2000 until June 2001. Mr. Spalj joined Spalj Construction Company, a telecommunications construction company and now a subsidiary of Quanta, in 1990 and served as its Chief Operating Officer from 1992 until January 2003. He serves as a director of 1st National Bank of Deerwood (Minnesota) and the Power and Communication Contractors Association. Mr. Spalj is a Registered Professional Engineer.

     Dana A. Gordon has served as our Vice President, General Counsel and Secretary since January 2001 and as our Chief Compliance Officer since August 2002, and served as Associate General Counsel from August 1999 until December 2000. From 1996 until joining Quanta, Ms. Gordon was an associate in the corporate department of the law firm of Weil, Gotshal & Manges LLP. Ms. Gordon holds a J.D. degree.

     Derrick A. Jensen has served as our Vice President and Controller since December 1997 and as our Chief Accounting Officer since March 1999. Mr. Jensen is a Certified Public Accountant.

     Nicholas M. Grindstaff has served as our Treasurer since October 1999 and served as our Assistant Treasurer from March 1999 until September 1999. Mr. Grindstaff holds a Master of Science in Accounting degree.

     Benadetto G. Bosco has served as our Senior Vice President of Outsourcing since April 2003 and served as our Vice President of Outsourcing from July 2002 until April 2003. From 1997 until joining Quanta, he served as Vice President of Network/National Sales for Exelon Infrastructure Services, Inc., a provider of transmission and distribution infrastructure services to electrical, gas, telecommunications and cable industries. Mr. Bosco holds an M.B.A. degree.

     Dennis M. Klumb has served as our Senior Vice President of Gas Operations since January 2003 and as President and General Counsel of Arby Construction, Inc., a gas specialty contractor and now a subsidiary of Quanta, since April 2001, and served as Vice President and General Counsel of Arby Construction, Inc. from

1996 until April 2001. Mr. Klumb currently sits on the board of directors and serves on the government relations and labor committees of the Distribution Contractors Association and serves as a trustee for the National Distribution Pipeline Industry Communications and Productivity Fund. Mr. Klumb also serves on the board of directors of the Wisconsin Underground Contractors Association. Mr. Klumb holds a J.D. degree.

     James F. O’Neil III has served as our Senior Vice President of Operations Integration and Audit since December 2002 and served as our Vice President of Operations Integration from August 1999 until December 2002. From 1980 until 1999, Mr. O’Neil held various positions with Halliburton Company, a provider of products and services to the petroleum and energy industries, most recently as Director, Global Deepwater Development.

     Elliott C. Robbins has served as our Senior Vice President of Operations since October 1999 and served as Chief Executive Officer of Intermountain Electric, Inc., an electrical specialty contractor and now a subsidiary of Quanta, from 1998 until September 1999. Mr. Robbins is a Certified Public Accountant and a member of the America Institute of Certified Public Accountants and the Illinois CPA Society.

     Gary W. Smith has served as a Senior Vice President of Quanta since June 2001 and as President of Manuel Brothers, Inc., an underground utilities contractor and now a subsidiary of Quanta, since 1998. Mr. Smith joined Manuel Brothers, Inc. in 1982 and served as Vice President from 1996 to 1998.

     Darren B. Miller has served as our Vice President of Information Technology and Administration since October 2003. From 1996 until May 2003, Mr. Miller held various positions with Encompass Services Corporation, a provider of facilities systems and services to the construction, healthcare, commercial realty and technology industries, most recently as Senior Vice President and Chief Financial Officer. Encompass Services Corporation filed for Chapter 11 bankruptcy in November 2002.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

     The following table sets forth the compensation paid or accrued by Quanta in each of the last three fiscal years to our Chief Executive Officer, the four other highest-paid executive officers in 2003 and one additional individual who would have been one of the four other highest paid executive officers, but for the fact that he was not serving as an executive officer of Quanta at December 31, 2003 (the Named Executive Officers):

Long-Term Compensation
		Annual Compensation		Awards
Securities
				Restricted	Underlying
				Stock	Options/	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Award(s)($)(1)	SARs (#)(2)	Compensation ($)(3)
John R. Colson Chief Executive Officer	2003 2002 2001	538,750 437,501 306,250	0 0 0	667,045 (4)	- 75,000 100,000	9,000 8,500 7,650

James H. Haddox Chief Financial Officer	2003 2002 2001	293,125 266,251 241,875	0 0 100,000	486,241 (5)	- 50,000 50,000	9,000 8,500 7,650

John R. Wilson President — Electric Power and Gas Division	2003 2002 2001	300,000 226,250 198,374	0 27,000 165,560	392,814 (6)	- 20,000 20,000	9,000 8,500 7,650

Luke T. Spalj President — Telecommunications and Cable TV Division	2003 2002 2001	300,000 193,750 167,084	0 0 15,000	368,701 (7)	- 15,000 15,000	9,000 8,500 7,650

Frederick M. Haag (8) Senior Vice President	2003 2002 2001	261,651 245,000 188,838	0 0 218,573	94,427 (9)	- 23,100 28,600	5,788 8,385 6,813

Elliott C. Robbins Senior Vice President - Operations	2003 2002 2001	212,680 206,000 187,500	0 0 50,000	210,716 (10)	- 15,000 10,000	9,000 8,500 7,650

(1)	Represents the market value of awards of restricted Common Stock on the date of award. Unless otherwise noted, the shares of restricted Common Stock vest over three years in three equal annual installments commencing on the applicable vest date for the quarter in which the award is made, assuming the executive officer continues to meet the requirements for vesting. Dividends are paid on restricted Common Stock as and when dividends are paid on Common Stock.

(2)	On January 21, 2003, we offered eligible employees and consultants the opportunity to exchange eligible stock options for shares of restricted Common Stock. On March 10, 2003, we accepted for exchange and cancelled eligible options tendered by employees and consultants, including those tendered by the Named Executive Officers, at an exchange ratio of one share of restricted Common Stock for every 2.24 option shares tendered. For a further description of the exchange offer, see “2001 Stock Incentive Plan” below.

(3)	Represents Quanta’s contribution to the individual’s 401(k) Plan.

(4)	On March 10, 2003, Mr. Colson received 226,117 shares of restricted Common Stock pursuant to the exchange offer, described in footnote (2) above and “2001 Stock Incentive Plan” below. As of December 31, 2003, Mr. Colson held 226,117 shares of restricted Common Stock with a market value of $1,650,654.

(5)	On March 10, 2003, Mr. Haddox received 111,607 shares of restricted Common Stock pursuant to the exchange offer, described in footnote (2) above and “2001 Stock Incentive Plan” below. On March 17, 2003, Mr. Haddox received an additional 50,000 shares of restricted Common Stock in exchange for the relinquishment of certain rights under his original employment agreement. These 50,000 shares of restricted Common Stock fully vested on February 28, 2004. As of December 31, 2003, Mr. Haddox held 161,607 shares of restricted Common Stock with a market value of $1,179,731.

(6)	On January 2, 2003, Mr. Wilson was awarded 50,000 shares of restricted Common stock. On March 10, 2003, Mr. Wilson received an additional 69,598 shares of restricted Common Stock pursuant to the exchange offer, described in footnote (2) above and “2001 Stock Incentive Plan” below. As of December 31, 2003, Mr. Wilson held 119,598 shares of restricted Common Stock with a market value of $873,065.

(7)	On January 2, 2003, Mr. Spalj was awarded 50,000 shares of restricted Common Stock. On March 10, 2003, Mr. Spalj received an additional 61,424 shares of restricted Common Stock pursuant to the exchange offer, described in footnote (2) above and “2001 Stock Incentive Plan” below. As of December 31, 2003, Mr. Spalj held 111,424 shares of restricted Common Stock with a market value of $813,395.

(8)	Mr. Haag ceased serving as an executive officer of Quanta in October 2003.

(9)	On March 10, 2003, Mr. Haag received 32,009 shares of restricted Common Stock pursuant to the exchange offer, described in footnote (2) above and “2001 Stock Incentive Plan” below. As of December 31, 2003, Mr. Haag held 32,009 shares of restricted Common Stock with a market value of $233,666.

(10)	On March 10, 2003, Mr. Robbins received 71,429 shares of restricted Common Stock pursuant to the exchange offer, described in footnote (2) above and “2001 Stock Incentive Plan” below. As of December 31, 2003, Mr. Robbins held 71,429 shares of restricted Common Stock with a market value of $521,432.

2003 Stock Option Exercises and Year-End Option Values

     The following table sets forth for each of the Named Executive Officers information concerning the exercise of options during fiscal year 2003 and the number and value of securities underlying unexercised options held by the Named Executive Officer at December 31, 2003:

			Number of Securities Underlying		Value of Unexercised In-the-
			Unexercised		Money Options at
	Shares		Options at December 31, 2003(#)(1)		December 31, 2003($)(2)
	Acquired on	Value
Name	Exercise (#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
John R. Colson	—	—	—	—	—	—
James H. Haddox	—	—	93,750	—	121,875	—
John R. Wilson	—	—	—	—	—	—
Luke T. Spalj	—	—	—	—	—	—
Frederick M. Haag.	—	—	—	—	—	—
Elliott C. Robbins	—	—	—	—	—	—

(1)	On January 21, 2003, we offered eligible employees and consultants the opportunity to exchange eligible stock options for shares of restricted Common Stock. On March 10, 2003, we accepted for exchange and cancelled eligible options tendered by employees and consultants, including those tendered by the Named Executive Officers, at an exchange ratio of one share of restricted Common Stock for every 2.24 option shares tendered. For a further description of the exchange offer, see “2001 Stock Incentive Plan” below.

(2)	The closing price of our Common Stock on December 31, 2003 was $7.30.

Ten-Year Option/SAR Repricings

     The following table sets forth certain information regarding options held by our executive officers that were exchanged for shares of restricted Common Stock pursuant to Quanta’s stock option exchange offer, described in “2001 Stock Incentive Plan” below. The related report on repricing by our Compensation Committee is included in “Report from the Compensation Committee Regarding Executive Compensation - Stock Option Exchange Offer” below.

		Number of			Length of
		Securities	Market Price		Original
		Underlying	of Stock at	Exercise Price	Option Term
		Options/SARs	Time of	at Time of	Remaining at
		Repriced or	Repricing	Repricing	Date of Repricing
Name	Date	Amended(#)	or Amendment ($)	or Amendment ($)	or Amendment
John R. Colson Chief Executive Officer	03/10/03 03/10/03 03/10/03 03/10/03 03/10/03	150,000 150,000 31,503 100,000 75,000	2.95 2.95 2.95 2.95 2.95	18.08 23.54 23.54 27.51 16.41	60 months 72 months 72 months 84 months 97 months

Dana A. Gordon Vice President, General Counsel and Secretary	03/10/03 03/10/03 03/10/03 03/10/03 03/10/03	28,125 9,000 25,000 10,000 10,000	2.95 2.95 2.95 2.95 2.95	21.58 23.54 28.88 27.51 16.41	65 months 72 months 82 months 84 months 97 months

Nicholas M. Grindstaff Treasurer	03/10/03 03/10/03 03/10/03 03/10/03	22,500 7,500 5,000 5,000	2.95 2.95 2.95 2.95	17.92 23.54 27.51 16.41	60 months 72 months 84 months 97 months

Frederick M. Haag (1) Senior Vice President	03/10/03 03/10/03 03/10/03 03/10/03 03/10/03 03/10/03	5,000 15,000 13,600 15,000 8,100 15,000	2.95 2.95 2.95 2.95 2.95 2.95	43.69 43.69 27.51 23.70 12.15 16.41	77 months 77 months 84 months 88 months 95 months 97 months

James H. Haddox Chief Financial Officer	03/10/03 03/10/03 03/10/03 03/10/03	75,000 75,000 50,000 50,000	2.95 2.95 2.95 2.95	18.08 23.54 27.51 16.41	60 months 72 months 84 months 97 months

Derrick A. Jensen Vice President, Controller and Chief Accounting Officer	03/10/03 03/10/03 03/10/03 03/10/03	30,000 30,000 30,000 30,000	2.95 2.95 2.95 2.95	18.08 23.54 27.51 16.41	60 months 72 months 84 months 97 months

Dennis M. Klumb Senior Vice President — Gas Operations	03/10/03 03/10/03 03/10/03	500 2,500 1,000	2.95 2.95 2.95	27.51 22.91 12.15	84 months 85 months 95 months

		Number of			Length of
		Securities	Market Price		Original
		Underlying	of Stock at	Exercise Price	Option Term
		Options/SARs	Time of	at Time of	Remaining at
		Repriced or	Repricing	Repricing	Date of Repricing
Name	Date	Amended(#)	or Amendment ($)	or Amendment ($)	or Amendment
James F. O’Neil III Senior Vice President - Operations Integration and Audit	03/10/03 03/10/03 03/10/03	37,500 9,000 7,000	2.95 2.95 2.95	20.42 27.51 16.41	65 months 84 months 97 months

Elliott C. Robbins Senior Vice President - Operations	03/10/03 03/10/03 03/10/03 03/10/03	90,000 45,000 10,000 15,000	2.95 2.95 2.95 2.95	23.58 18.50 27.51 16.41	65 months 67 months 84 months 97 months

Gary W. Smith Senior Vice President	03/10/03 03/10/03 03/10/03	5,000 15,000 15,000	2.95 2.95 2.95	23.54 23.70 16.41	72 months 88 months 97 months

Luke T. Spalj President — Telecommunications and Cable TV Division	03/10/03 03/10/03 03/10/03 03/10/03 03/10/03 03/10/03 03/10/03	20,475 22,500 14,615 50,000 12,500 2,500 15,000	2.95 2.95 2.95 2.95 2.95 2.95 2.95	14.71 18.08 23.54 43.94 27.51 23.70 16.41	58 months 60 months 72 months 75 months 84 months 88 months 97 months

John R. Wilson President — Electric Power and Gas Division	03/10/03 03/10/03 03/10/03 03/10/03 03/10/03 03/10/03 03/10/03 03/10/03 03/10/03 03/10/03	7,650 75,000 18,750 10,000 4,500 12,500 5,000 2,500 5,000 15,000	2.95 2.95 2.95 2.95 2.95 2.95 2.95 2.95 2.95 2.95	18.08 16.13 23.54 23.54 23.54 27.51 27.51 23.70 12.15 16.41	60 months 62 months 72 months 72 months 72 months 84 months 84 months 88 months 95 months 97 months

(1)	Mr. Haag ceased serving as an executive officer of Quanta in October 2003.

Employment Agreements

     The employment agreements currently in effect for Messrs. Colson, Haddox, Wilson, Spalj and Haag prohibit each of them from disclosing our confidential information and trade secrets and generally restrict these individuals from competing with us for a period of one year after the termination of the individual’s employment. Each of these agreements has an initial term of three years, provides for an automatic annual extension at the end of its initial term and is terminable by us for “good cause” (as defined in the employment agreements) and, except in the case of Mr. Haag, by the employee for “good reason” (as defined in the employment agreements) upon ten days’ written notice and by either party without good cause upon thirty days’ written notice. The employment agreements generally provide that if the executive’s employment is terminated by us without good cause, the executive will be entitled to receive a lump-sum severance payment on the effective date of termination equal to the executive’s base salary at the rate then in effect for, in the case of Messrs. Colson, Haddox, Wilson and Spalj, the greater of (i) the time period remaining under the initial term or then current renewal term of the agreement and (ii) one year, or, in the case of Mr. Haag, the time period remaining under the initial term or then current renewal term of his agreement. In addition, the employment agreements with Messrs. Colson, Haddox, Wilson and Spalj generally provide that in the event of termination without good cause, the non-competition provisions of the agreements will not apply for any time period that the employee is not receiving or has not received severance compensation.

     The employment agreements with Messrs. Colson, Haddox, Wilson and Spalj contain certain change in control provisions, one of which provides that in the event that an acquiring entity does not give us and the executive notice five business days prior to closing of the transaction resulting in the change in control (as defined in the employment agreements) of the acquiring entity’s willingness to assume the obligations of the executive’s employment agreement, the change in control will be deemed a termination of the employment agreement by us without good cause. In this instance, the provisions that restrict competition with us will not apply, and the executive will be entitled to receive a lump-sum severance payment on the effective date of termination equal to three times the sum of the executive’s base salary at the rate then in effect and the greater of (i) the highest annual bonus paid to the executive under Quanta’s annual bonus plan for the past three fiscal years and (ii) the executive’s annual bonus paid or payable under Quanta’s annual bonus plan for the most recently completed or current fiscal year.

     The employment agreements with Messrs. Colson, Haddox, Wilson and Spalj also provide that if within one year following a change in control the executive terminates his agreement for good reason, or the executive’s employment is terminated by us without good cause, the provisions that restrict competition with us will not apply, and the executive will be entitled to receive the lump-sum severance payment described in the preceding paragraph. In addition, the employment agreement with Mr. Haddox provides that he may elect to terminate his agreement pursuant to the occurrence of a change in control by providing written notice at least five business days prior to closing of the transaction giving rise to the change in control. In this instance, the provisions that restrict competition with us will not apply, and Mr. Haddox will be entitled to receive the lump-sum severance payment described in the preceding paragraph.

     We also have entered into change of control employment agreements with Messrs. Colson, Haddox, Wilson, Spalj, Robbins and Haag and certain other key corporate and operating unit employees, a number of who had pre-existing employment contracts. The change of control employment agreements will become effective upon a “change of control” (as defined in the change of control employment agreements) of Quanta. The change of control employment agreements provide that, following a change of control, if Quanta terminates the executive’s employment other than for “cause” (as defined in the change of control employment agreements), the executive terminates his employment for “good reason” (as defined in the change of control employment agreements) or the executive’s employment terminates due to death or disability, Quanta will pay certain amounts to the executive that vary with the level of the executive’s responsibility and the terms of the executive’s prior employment arrangements.

     The change of control employment agreements provide for payment of an amount equal to all salary, bonus and other compensation due the executive at termination, plus, in the case of Mr. Robbins and certain other employees, two or, in the case of Messrs. Colson, Haddox, Wilson, Spalj and Haag and certain other employees, three times the sum of the executive’s base salary and highest annual bonus (as defined in the change of control employment agreements). Additionally, all stock options, restricted stock or other awards made under Quanta’s stock incentive plans will become fully vested, and the executive’s outstanding stock options will remain exercisable as if the executive remained employed by Quanta for, in the case of Mr. Robbins and certain other employees, two or, in the case of Messrs. Colson, Haddox, Wilson, Spalj and Haag and certain other employees, three years following the executive’s termination. The change of control employment agreements also provide that Quanta will continue the executive’s health and welfare benefits for, in the case of Mr. Robbins and certain other employees, two or, in the case of Messrs. Colson, Haddox, Wilson, Spalj and Haag and certain other employees, three years after the executive’s termination. The executive also will be considered to have remained employed for purposes of determining eligibility for retiree medical benefits until the expiration of, in the case of Mr. Robbins and certain other employees, two or, in the case of Messrs. Colson, Haddox, Wilson, Spalj and Haag and certain other employees, three years following the executive’s termination. Quanta will also provide the executive with outplacement services as selected by the executive.

     The change of control employment agreements also provide that Quanta will make a gross up payment to the executive if payments under the change of control employment agreement (or otherwise) would be deemed

“excess parachute payments” under Internal Revenue Code Section 280G and subject to the excise tax imposed by Internal Revenue Code Section 4999 in an amount equal to the excise tax imposed upon the payments.

     The change of control employment agreements with Messrs. Haddox, Wilson, Spalj and Haag also provide that Quanta will make the payments described above if the executive terminates his employment for any reason at all during a 30-day period beginning six months after the date of the change of control. Mr. Colson previously voluntarily relinquished his right to receive the payment described above. In addition, to conform Mr. Haddox’s change of control employment agreement to his existing employment arrangements, Mr. Haddox’s change of control employment agreement also provides that Quanta will make these payments if he terminates his employment for any reason during the five-day period immediately before the date of the change of control. All of the change of control employment agreements provide that Quanta will make the payments described above if, within three years following a change of control, the executive terminates his employment for good reason, the executive is terminated other than for cause or the executive’s employment terminates due to death or disability.

     In order to preserve for Quanta the benefit of non-competition agreements and other restrictive covenants of Messrs. Wilson, Spalj and Haag and certain other employees that were entered into in connection with the acquisition of those executives’ businesses, their change of control employment agreements provide that those covenants will not cease upon the voluntary termination of the executive’s employment during the 30-day period described above. In the case of Messrs. Haddox and Robbins and certain other employees, their change of control employment agreements provide that the covenant of non-competition, and any other restrictive covenants applicable to the executive under any employment or other agreement between Quanta and the executive, will cease to apply effective as of the termination of the executive’s employment.

     On March 17, 2003, Mr. Haddox relinquished certain rights under his original employment agreement in exchange for an award of 50,000 shares of restricted Common Stock.

2001 Stock Incentive Plan

     In December 1997, the Board of Directors adopted, and the stockholders of Quanta approved, the 1997 Stock Option Plan to provide directors, key employees, officers and certain advisors with additional incentives by increasing their proprietary interest in Quanta. The 1997 Stock Option Plan was amended from time to time and, in May 2001, was amended and renamed the 2001 Stock Incentive Plan (the 2001 Plan). The 2001 Plan has been amended from time to time and, most recently, was amended and restated on March 13, 2003, which amendment and restatement, in addition to incorporating all prior amendments, removed the formula stock option grant to non-employee directors and provided the Chief Executive Officer limited authority to make restricted Common Stock awards. The aggregate number of shares of Common Stock of Quanta with respect to which options or restricted Common Stock may be awarded may not exceed the greater of 3,571,275 shares or 12% of the outstanding shares of Stock (as defined in the 2001 Plan). On February 27, 1998 and on March 3, 2003, Quanta filed a Registration Statement on Form S-8 with respect to 2,380,850 and 9,839,668 shares, respectively, of Common Stock issuable pursuant to the 2001 Plan.

     The 2001 Plan provides for the award of incentive stock options (ISOs) as defined in Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options and restricted Common Stock (collectively, the Awards). The amount of ISOs that may be awarded under the 2001 Plan is limited to 3,571,275 shares. The 2001 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has, subject to applicable regulation and the terms of the 2001 Plan, the sole authority to grant Awards under the 2001 Plan, to construe and interpret the 2001 Plan and to make all other determinations and take any and all actions necessary or advisable for the administration of the 2001 Plan. Pursuant to the terms of the 2001 Plan, Quanta’s Chief Executive Officer has the authority to award to individuals who are not officers (i) non-qualified stock options; provided that the aggregate number of shares of Common Stock issuable upon the exercise of the options awarded in any one calendar quarter does not exceed 100,000 shares of Common Stock and provided further, that the aggregate number of shares of Common Stock issuable upon the exercise of the options awarded to any individual in any one calendar quarter does not exceed 20,000 shares of Common Stock and (ii) shares of restricted Common Stock; provided that the aggregate value of the awards of restricted Common Stock granted in any one calendar quarter does not exceed $250,000 determined based on the fair market value of our Common Stock at the time of the grants and provided further, that the aggregate value of the awards of restricted Common Stock granted to any individual in any one calendar quarter does not exceed $25,000 determined based on the fair market value of our Common Stock at the time of the grants.

     All of Quanta’s employees (including officers), non-employee directors and certain consultants and advisors are eligible to receive Awards under the 2001 Plan, but only employees of Quanta are eligible to receive ISOs. Awards are exercisable during the period specified in each Award agreement and generally become exercisable in installments pursuant to a vesting schedule designated by the Compensation Committee. Unless specifically provided otherwise in the Award agreement, Awards become immediately vested and exercisable in the event of a “change in control” (as defined in the 2001 Plan) of Quanta. No option will remain exercisable later than ten years after the date of award (or five years in the case of ISOs awarded to employees owning more than 10% of the voting capital stock of Quanta). The exercise price for ISOs awarded under the 2001 Plan may be no less than the fair market value of a share of Common Stock on the date of award (or 110% in the case of ISOs awarded to employees owning more than 10% of the voting capital stock of Quanta).

     On January 21, 2003, Quanta offered eligible employees and consultants the opportunity to exchange outstanding stock options with an exercise price of $10.00 or more for shares of restricted Common Stock at an exchange ratio of one share of restricted Common Stock for every 2.24 option shares tendered. As restricted Common Stock, the shares are subject to forfeiture and other restrictions until they vest. Regardless of the vesting schedule of the eligible options offered for exchange, the restricted Common Stock issued in the offer vests over three years in three equal annual installments on February 28 of each year, beginning February 28, 2004, assuming the employee or consultant continues to meet the requirements for vesting. On March 10, 2003, Quanta accepted for exchange and cancelled eligible options to purchase an aggregate of 6,769,483 shares of its Common Stock, representing approximately 93% of the 7,289,750 options that were eligible to be tendered in the offer as of the offer expiration date. Pursuant to the terms of the exchange offer, Quanta issued 3,022,112 shares of restricted Common Stock in exchange for the tendered eligible options.

     The above description of the exchange offer is not complete, but is qualified by reference to the Schedule TO, as amended, that has been publicly filed with the SEC.

Equity Compensation Plan Information

     The following table sets forth information as of December 31, 2003 with respect to Quanta’s 2001 Stock Incentive Plan and Quanta’s 1999 Employee Stock Purchase Plan, both of which have been approved by the stockholders of Quanta.

Number of securities
remaining
	Number of securities to be	Weighted-average exercise	available for future issuance
	issued	price	under equity compensation
	upon exercise of outstanding	of outstanding options,	plans (excluding securities
Plan category	options, warrants and rights	warrants and rights	reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,415,834 (1)	$13.24	10,500,001	(2)(3)
Equity compensation plans not approved by security holders	—	—	—
Total	1,415,834	$13.24	10,500,001

(1)	Does not include 1,087,847 shares of Common Stock authorized and reserved for issuance as of December 31, 2003 under our 1999 Employee Stock Purchase Plan, 273,180 shares of which were issued at a price of $6.05 per share on January 9, 2004.

(2)	Includes 1,087,847 shares of Common Stock authorized and reserved for issuance as of December 31, 2003 under our 1999 Employee Stock Purchase Plan. Under our 1999 Employee Stock Purchase Plan, the initial maximum number of 1,000,000 shares of Common Stock issuable under our 1999 Employee Stock Purchase Plan has been increased, and will be increased in the future, on June 1 of each year by an amount equal to the lesser of (i) 1,000,000 shares and (ii) a lesser amount of shares determined by the Board of Directors. The first annual increase in the share reserve occurred on June 1, 2000.

(3)	Includes 9,412,154 shares of Common Stock issuable as of December 31, 2003 under our 2001 Stock Incentive Plan. The 2001 Stock Incentive Plan provides that the aggregate amount of Common Stock with respect to which stock options or restricted Common Stock may be awarded may not exceed 12% of Quanta’s outstanding Stock (as defined in the 2001 Stock Incentive Plan).

Compensation Committee Interlocks and Insider Participation

     In 2003, James R. Ball, Terrence P. Dunn (until May 21, 2003), Louis C. Golm and Vincent D. Foster served as members of the Compensation Committee. None of these persons served as an employee or officer of Quanta or any of its subsidiaries during 2003 or was formerly an officer of Quanta or any of its subsidiaries.

     At various times in 2003, employees of Main Street Advisors, LLC (Main Street), investment manager for Main Street Mezzanine Fund, L.P., in which Mr. Foster serves as Senior Managing Director, have served on our corporate development staff on a contract basis. We reimbursed Main Street $204,252 in 2003 for the salaries and expenses of these employees. We believe that the amount we paid to Main Street for salaries and expenses was reasonable under the circumstances.

CERTAIN TRANSACTIONS

Transactions Involving Certain Officers, Directors and Stockholders

     Potelco, Inc., a Quanta subsidiary, leases its main office from the father of Gary A. Tucci, and leases another office in Washington from Gary A. Tucci, who is Chief Executive Officer of Potelco, Inc. and a director of Quanta. Currently, both leases are oral and on a month-to-month basis. The main office lease is for an approximately 15,000 square foot building with an approximately 8,000 square foot warehouse on approximately 5 acres, at a rental rate of $4,000 per month. The other lease is for an approximately 1,400 square foot office with an approximately 2,400 square foot maintenance facility on approximately 2 acres, at a rental rate of $2,800 per month. We believe that the rental rates of these leases do not exceed fair market value.

     Spalj Construction Company, a Quanta subsidiary, leases its main office from Spalj Real Estate which is 50% owned by Luke T. Spalj, President of the Telecommunications and Cable TV Division of Quanta. Currently, this lease is oral and on a month-to-month basis. The lease is for three buildings totaling approximately 33,100 square feet on approximately 5.25 acres, at a rental rate of $8,300 per month. We believe that the rental rate of this lease does not exceed fair market value.

     On February 21, 2003 and April 28, 2003, First Reserve Fund IX, L.P., a greater than 5% shareholder of Quanta, purchased an aggregate of 1,201,128 shares of our Common Stock for a total consideration of approximately $3.6 million pursuant to First Reserve’s exercise of preemptive rights granted in connection with its initial 2002 investment in Quanta.

     Following their initial investment in us, on February 8, 2002, Aquila, Inc. announced its intention to conduct a proxy solicitation to replace members of our Board of Directors with a slate of its own nominees. On May 20, 2002, we and Aquila announced a settlement pursuant to which Aquila agreed to terminate its proxy contest. Under the terms of the settlement, Aquila withdrew all pending litigation and arbitration against us, and agreed not to purchase shares of our Common Stock on the open market and not to wage another proxy contest for control of our Board of Directors. We agreed to terminate our Stock Employee Compensation Trust. In 2003, we performed projects for Aquila in the ordinary course of business generating approximately $15.4 million in revenues. Aquila ceased to be a holder of any of our Common Stock or other capital stock in February 2003.

     In February 2000, we submitted a written notice to Gary A. Tucci seeking indemnification from him for certain accounts receivable losses sustained by us in connection with our acquisition of Potelco, Inc. The total amount outstanding as a result of this indemnification claim is $144,104. We currently are negotiating the settlement of this claim with Mr. Tucci.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of Quanta’s equity securities to file various reports with the SEC concerning their holdings of, and transactions in, our securities. Copies of these filings must be furnished to us.

     Based only on our review of the copies of those forms furnished to us and written certifications from our directors and executive officers, we believe that, during 2003, all of our directors and executive officers were in compliance with the applicable filing requirements, except that James F. O’Neil III, our Senior Vice President of Operations Integration and Audit, inadvertently omitted certain information regarding shares owned by his spouse after his marriage in 2002 and one subsequent transaction with Quanta relating to these shares required to be reported on a Form 4, Statement of Changes in Beneficial Ownership, and subsequently filed such information on a Form 4 late.

REPORT FROM THE COMPENSATION COMMITTEE REGARDING EXECUTIVE
COMPENSATION

     The Compensation Committee, which is composed of three independent directors, designs and administers compensation programs covering executive officers and key management employees, including each of the Named Executive Officers. With a goal of allowing Quanta to attract, motivate and retain the management personnel necessary for Quanta’s success, we work to design a compensation program that is comparable to programs offered by companies with which Quanta competes for such management personnel and that rewards management for its contributions to Quanta’s short-term and long-term performance and for building stockholder value. As a part of the compensation program, we establish compensation goals for Quanta’s executive officers and key management employees and evaluate their performance with reference to those goals. The key components of the compensation program are base salary, annual bonuses and equity incentives.

Base Salary

     Base salaries for executive officers, including the Chief Executive Officer, are determined annually by the Committee, taking into account such factors as competitive industry salaries, a subjective assessment of the nature of the position, the contribution, experience and level of responsibility of the officer and the officer’s length of service.

Annual Bonus Plan

     Our annual bonus plan is designed to provide Quanta’s executive officers and key management employees with additional performance incentives in the form of an annual bonus, payable in cash and/or restricted Common Stock, in recognition of meeting certain financial and operational goals. For 2003, pursuant to the annual bonus plan, each operating unit executive’s annual bonus was determined using a formula based on achievement of an operating income goal. Corporate executive bonuses for 2003 under the annual bonus plan also were determined based on meeting or exceeding an operating income goal. Additionally, Quanta utilizes a supplemental incentive plan that provides an incremental incentive to operating unit executives and corporate management personnel. For operating unit executives, 50% of this incentive is based on achieving a return on assets target and 50% is discretionary based on achieving certain stated objectives. For corporate management personnel, the non-discretionary portion of the supplemental incentive is based on achievement of a return on equity target. Pursuant to the above formulas and in light of Quanta’s annual performance, most executive officers and key management employees were not awarded a bonus for 2003.

Equity Incentives

     Quanta traditionally had provided stock option awards as additional compensation to its key executives. During 2003, Quanta began awarding restricted Common Stock rather than stock options to its key executives. The guidelines used by the Compensation Committee to establish the size of a restricted Common Stock award include an executive’s level of responsibility and performance and comparative award information. Most of the options previously awarded to Quanta’s key executives vest at the rate of 25% per year commencing on the date of grant, and expire 10 years from the date of grant or three months following termination of employment. The exercise price per share is set at the fair market value per share on the date of award. Most of the restricted Common Stock awards vest at the rate of 33.33% per year commencing on the applicable vest date for the quarter in which the award is made.

Stock Option Exchange Offer

     On December 5, 2002, Quanta’s Board of Directors approved a stock option exchange offer pursuant to which, on January 21, 2003, all of Quanta’s eligible employees and consultants were given the opportunity to exchange eligible stock options for shares of restricted Common Stock. On March 10, 2003, Quanta accepted for exchange and cancelled eligible options tendered by employees and consultants at an exchange ratio of one share of restricted Common Stock for every 2.24 option shares tendered. The restricted Common Stock awarded in the exchange offer vests over three years in three equal annual installments on February 28 of each year, assuming the employee or consultant continues to meet the requirements for vesting. Each of the Named Executive Officers participated in the stock option exchange offer. The table set forth in this Proxy Statement entitled “Ten-Year Option/SAR Repricings” includes the number and exercise price of options tendered in exchange for restricted Common Stock by each of Quanta’s executive officers, including the Named Executive Officers, who elected to participate in the stock option exchange offer.

     At the time the Board of Directors approved the exchange offer, the vast majority of Quanta’s outstanding stock options had an exercise price significantly in excess of the market price of Quanta’s Common Stock. Consequently, these options did not provide the intended incentive to the recipient. Based on our belief that the stock option exchange offer would strengthen the retention and incentive goals of Quanta’s 2001 Stock Incentive Plan and align employee interests with the interests of Quanta’s stockholders, we recommended that the Board of Directors approve the exchange offer.

Compensation of Chief Executive Officer

     For 2003, we paid John R. Colson, Quanta’s Chief Executive Officer, $538,750 in base salary. We did not award a bonus to Mr. Colson for 2003. In addition, for 2003, Mr. Colson was not awarded any shares of restricted Common Stock other than the restricted Common Stock he received in connection with the exchange offer.

     This report is furnished by the Compensation Committee of the Board of Directors.

James R. Ball, Chairman
H. Jarrell Gibbs
Louis C. Golm

REPORT FROM THE AUDIT COMMITTEE

     The Audit Committee is composed of four independent directors and operates under a formal written charter adopted by the Board of Directors, attached as Appendix A to this Proxy Statement.

     As members of the Audit Committee, our primary purpose is to assist the Board of Directors’ oversight of (1) the quality and integrity of Quanta’s financial statements, (2) the independent auditor’s qualifications, independence and performance, (3) the performance of Quanta’s internal audit function, and (4) Quanta’s compliance with applicable legal and regulatory requirements. The Audit Committee is solely responsible for the appointment and compensation of Quanta’s independent auditors. In carrying out our role, we rely on Quanta’s management and independent auditors. Management is responsible for Quanta’s financial reporting processes including its system of internal controls, and for the preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States. Quanta’s independent auditors are responsible for expressing an opinion as to whether the consolidated financial statements are free of material misstatements based on their audit. Our responsibility is to monitor and review these processes.

     We have reviewed and discussed Quanta’s audited consolidated financial statements with management. Management has confirmed to us that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States.

     In addition, we have discussed with PricewaterhouseCoopers LLP, Quanta’s independent auditors for fiscal year 2003, the matters required to be discussed by SAS No. 61 (Communication with Audit Committees) including the quality of the accounting principles as applied to financial reporting.

     We have received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from Quanta and its related entities), and have discussed with PricewaterhouseCoopers LLP their independence from Quanta.

     Based on our review and discussions referred to above, we recommended to Quanta’s Board of Directors that Quanta’s audited consolidated financial statements be included in Quanta’s Annual Report on Form 10-K as of and for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

James R. Ball, Chairman
Bernard Fried
H. Jarrell Gibbs
Louis C. Golm

Audit Fees

     The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent auditors on a case-by-case basis. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may delegate pre-approval authority to one or more of its members.

     The following table details the aggregate fees billed by PricewaterhouseCoopers LLP for fiscal years 2002 and 2003:

	2002	2003
Audit Fees (1)	$586,383	$886,317
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0

Total	$568,383	$886,317

(1)	Represents fees for professional services rendered for the audit of Quanta’s annual financial statements and review of financial statements included in Quanta’s Forms 10-Q, state licensing pre-qualification filings and the statutory audit of one of Quanta’s subsidiaries for each of fiscal years 2002 and 2003 and (i) for fiscal year 2002, accounting services provided in connection with the First Reserve investment in Quanta and (ii) for fiscal year 2003, work performed on Quanta’s issuance and subsequent registration of publicly-held debt.

INDEPENDENT AUDITORS

     On June 28, 2002, the Board of Directors, at the recommendation of the Audit Committee, dismissed Arthur Andersen LLP as our independent auditors and appointed PricewaterhouseCoopers LLP to serve as our independent auditors.

     Arthur Andersen’s reports on Quanta’s consolidated financial statements for the year ended December 31, 2001 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

     During the year ended December 31, 2001 and through June 28, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the subject matter of the disagreements in connection with their report on Quanta’s consolidated financial statements for such years. During the year ended December 31, 2001 and through June 28, 2002, there were no reportable events of the kind listed in Item 304(a)(1)(v) of Regulation S-K.

     Quanta requested that Arthur Andersen furnish a letter addressed to the SEC stating whether or not they agreed with the statements made in the Form 8-K filed on July 8, 2002. A letter was received from Arthur Andersen that corroborated the statements contained in the Form 8-K and was filed as an exhibit to the Form 8-K.

     During the year ended December 31, 2001 and through June 28, 2002, Quanta did not consult with PricewaterhouseCoopers LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

     The Audit Committee has reviewed the services performed by PricewaterhouseCoopers LLP and the related fees and has considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting with the opportunity to make a statement, if they choose, and to respond to appropriate questions.

     The Audit Committee has not selected independent auditors to audit Quanta’s financial statements for the fiscal year ending December 31, 2004 as it is currently evaluating auditors. Accordingly, the stockholders are not being asked to ratify the appointment of independent auditors to audit Quanta’s financial statements for the fiscal year ending December 31, 2004. The Audit Committee intends to make a decision with respect to the appointment of Quanta’s independent auditors for the fiscal year ending December 31, 2004 that it believes will be in the best interests of Quanta and its stockholders.

PERFORMANCE GRAPH

     The following graph compares, for the period from December 31, 1998 to December 31, 2003, the cumulative stockholder return on our Common Stock with the cumulative total return on the Standard & Poor’s 500 Index (the S&P 500 Index), the Russell 2000 Index, and a peer group index previously selected by our management that includes four public companies within our industry (the Peer Group). The comparison assumes that $100 was invested on December 31, 1998 in our Common Stock, the S&P 500 Index, the Russell 2000 Index and the Peer Group, and further assumes all dividends were reinvested. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

     The Peer Group is composed of Dycom Industries, Inc., MasTec, Inc., Chicago Bridge & Iron Company N.V. and Shaw Group, Inc. The Peer Group no longer includes Arguss Communications, Inc. because it ceased to be publicly traded in March 2002. The companies in the Peer Group were selected because they comprise a broad group of publicly held corporations, each of which has some operations similar to ours.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
AMONG QUANTA SERVICES, INC., THE S & P 500
INDEX, THE RUSSELL 2000 INDEX AND THE PEER GROUP

	Quanta	S&P	Russell 2000
Measurement Period	Services, Inc.	500 Index	Index	Peer Group
December 31, 1998	$100.00	$100.00	$100.00	$100.00
December 31, 1999	128.05	121.04	121.26	160.44
December 31, 2000	218.83	110.02	117.59	216.93
December 31, 2001	104.90	96.95	120.52	104.39
December 31, 2002	23.79	75.52	95.83	82.17
December 31, 2003	49.63	97.18	141.11	150.99

ADDITIONAL INFORMATION

     Stockholder Proposals and Nomination of Directors for the 2005 Annual Meeting. Stockholders who desire to submit a proposal for inclusion in the proxy materials for our 2005 annual meeting of stockholders may do so by complying with the procedures described in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by Quanta’s Corporate Secretary at our principal executive offices no later than December 17, 2004. Stockholder proposals should be addressed to Corporate Secretary, c/o General Counsel’s Office, Quanta Services, Inc., 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056.

     With respect to stockholder proposals submitted outside of the SEC’s procedures for including such proposals in our proxy statement and nomination of directors by stockholders, a stockholder’s notice must be received by our Corporate Secretary at the address of our principal executive offices set forth above not earlier than January 22, 2005 and not later than February 21, 2005 (unless the 2005 annual meeting date is before April 22 or after July 31, in which case we must receive such notice not earlier than 120 days before such annual meeting date and not later than the later of 90 days before such annual meeting date and 10 days after we first publicly announce the date of such annual meeting). However, if the number of directors to be elected at the 2005 annual meeting of stockholders is increased and we do not publicly announce the nominee(s) for the new directorship(s) by February 11, 2005, a stockholder’s notice solely with respect to nominee(s) for the additional directorship(s) must be received by our Corporate Secretary not later than 10 days after we first publicly announce the increase in the number of directors. Any such stockholder proposal and director nomination must comply in all respects with the specific requirements included in our bylaws. Quanta’s bylaws are available on Quanta’s website at www.quantaservices.com under the heading “Corporate Governance.” If a stockholder’s notice regarding a stockholder proposal or director nomination is received after such deadline, as applicable, our proxy materials for the 2005 annual meeting of stockholders may confer discretionary authority to vote on such matter without any discussion of the matter in the proxy statement for our 2005 annual meeting of stockholders.

     Proxy Solicitation Costs. The proxies being solicited hereby are being solicited by Quanta. The cost of soliciting proxies in the enclosed form, which may include the cost of preparing, printing and mailing the proxy materials, will be borne by Quanta. Our officers, directors and other employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile, postings on our website or other electronic means. We will also request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of Common Stock and obtain their voting instructions. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to the beneficial owners of our stock.

     Other Matters. As of the date of this Proxy Statement, the Board of Directors does not know of any other matter that will be brought before the annual meeting. However, if any other matter properly comes before the annual meeting, or any adjournment thereof, the person or persons voting the proxies will vote on such matters in accordance with their best judgment and discretion.

     In some instances, only one proxy statement and annual report is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of those stockholders. A stockholder who wishes to receive a separate copy of the proxy statement or annual report now or in the future, or stockholders sharing an address who are receiving multiple copies of the proxy statement or annual report and wish to receive a single copy of these documents, should submit a written request to Investor Relations, Quanta Services, Inc., 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056 or call 713-629-7600.

By Order of the Board of Directors

Dana A. Gordon
Corporate Secretary

     Houston, Texas
     April 16, 2004

Appendix A

CHARTER OF THE AUDIT COMMITTEE
OF THE
BOARD OF DIRECTORS
OF
QUANTA SERVICES, INC.

Purpose

     The Audit Committee is the principal agent of the Board in overseeing (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditors. The Committee shall also produce an annual report that is included in the Company’s proxy statement, in accordance with applicable rules and regulations.

     In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible to best react to changing conditions and to ensure to the directors and stockholders that the corporate accounting and reporting practices are in accordance with all requirements and are of the highest quality. The Company shall provide adequate funding for the Committee to carry out its responsibilities.

     The Committee’s responsibility is oversight, and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements. Additionally, the Committee recognizes that financial management (including the Internal Audit staff), as well as the independent auditors, have more knowledge and more detailed information about the Company than do the members of the Committee; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditor’s work.

Powers and Duties

Independent Auditors

1.	Appoint, compensate, retain and oversee the work of the Company’s independent auditors, and, where appropriate, replace the independent auditors. The independent auditors shall report directly to the Committee.

2.	Review and pre-approve all audit and non-audit services performed by the independent auditors and determine whether the independent auditors’ performance of any non-audit services is compatible with the auditors’ independence. The Committee may delegate the authority to grant pre-approval of auditing or permitted non-audit services to one or more members of the Committee.

3.	Review annually the services performed by the independent auditors to ensure that they are not performing the following non-audit services for the Company: (i) bookkeeping or other services related to the accounting records or financial statements; (ii) financial information systems design and implementation; (iii) appraisal or valuation services, fairness opinions, or contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing services; (vi) management functions or human resources; (vii) broker or dealer, investment advisor or investment banking services; or (viii) legal services and expert services unrelated to an audit.

4.	Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

5.	Review with the independent auditor any audit problems or difficulties and management’s response.

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6.	Review the independent auditor’s attestation and report on management’s internal control report.

7.	Review and discuss quarterly reports from the independent auditors on (i) all critical accounting policies and practices; (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (iii) other material written communications between the independent auditor and management including, but not limited to, the management letter and schedule of unadjusted differences.

8.	At least annually, obtain and review a report by the independent auditor describing (i) the firm’s internal quality control procedures; (ii) any material issues raised by the most recent internal quality-control review, peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) (to assess the auditor’s independence) all relationships between the independent auditor and the Company.

9.	Resolve any disagreements between management and the independent auditors in the event that they arise.

Financial Reporting Process and Accounting Policies

10.	Investigate any matter brought to its attention within the scope of its duties.

11.	Establish and maintain procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by Company employees regarding questionable accounting or auditing matters.

12.	Review (i) major issues regarding accounting principles and financial statement presentations including significant changes in the Company’s selection or application of accounting principles and major issues as to the adequacy of the Company’s internal controls as well as any special audit steps adopted in light of material control deficiencies; (ii) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

13.	Meet separately, periodically, with management, with the internal auditors and with the independent auditors.

Internal Audit

14.	Review and advise on the selection and removal of the internal audit director. Periodically review and recommend changes (if any) to the internal audit charter. Periodically review with the internal audit director any significant difficulties, disagreements with management, or scope restrictions encountered in the course of function’s work. Review a summary of findings from internal audits completed.

Documents/Reports/Accounting Information Review

15.	Discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor (including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

16.	Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, and review the type and presentation to be included therein (including “pro forma” or “adjusted” non-GAAP information).

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Legal Compliance/Risk Management

17.	Discuss policies with respect to risk assessment and risk management.

18.	Prepare the report that the SEC requires be included in the Company’s annual proxy statement.

Other Responsibilities

19.	Set clear hiring policies for employees or former employees of the independent auditor.

20.	Report regularly to the Board.

21.	Annually perform a self-evaluation of the Committee.

22.	Retain, terminate and approve fees and other retention terms of any independent counsel and other advisers hired to assist the Committee in carrying out its duties.

23.	Perform any other activities consistent with this Charter, the Company’s by-laws and governing law, as the Committee or the Board deems necessary or appropriate.

Procedural Matters

      The Committee shall be composed of at least three members of the Board, each of whom is, in the business judgment of the Board, “independent” under the rules of the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE). No member of the Committee may receive any compensation, consulting, advisory or other fee from the Company, other than Board compensation, as determined in accordance with applicable SEC and NYSE rules. Members serving on the Audit Committee are limited to serving on two other audit committees of public companies, unless the Board evaluates and determines that these other commitments would not impair his or her effective service to the Company. In accordance with NYSE and SEC rules, all members shall be “financially literate” and at least one member shall be a “financial expert” with “accounting or related financial management expertise.”

     The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate of to certify the activities of management of the independent auditor nor can the Committee certify that the independent auditor is “independent” under applicable rules. The Committee serves a board-level oversight role where it provides advice, counsel and direction to management and the auditor on the basis of the information it receives, its discussions with the auditor and the experience of the Committee’s members in the business, financial and accounting matters.

     The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate in its sole discretion.

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QUANTA SERVICES, INC.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2004
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James H. Haddox and Dana A. Gordon, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of Common Stock in Quanta Services, Inc., a Delaware corporation (the “Company”), that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 20, 2004, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposal listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated April 16, 2004 (the “Proxy Statement”) and (2) in their discretion upon such other matters as may properly come before the meeting.

ALL SHARES OF COMMON STOCK REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED “FOR” THE NOMINEES LISTED IN THE PROPOSAL.

(Continued on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

QUANTA SERVICES, INC.

May 20, 2004

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

¯ Please Detach and Mail in the Envelope Provided ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED IN THE BELOW
PROPOSAL.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK
YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

PROPOSAL: Election of Directors

NOMINEES
☐	FOR ALL NOMINEES	¡	James R. Ball
		¡	John R. Colson
☐	WITHHOLD AUTHORITY	¡	Bernard Fried
	FOR ALL NOMINEES	¡	H. Jarrell Gibbs
		¡	Louis C. Golm
		¡	Ben A. Guill
☐	FOR ALL EXCEPT	¡	Thomas J. Sikorski
	(See instructions below)	¡	Gary A. Tucci
		¡	John R. Wilson

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

PLEASE DATE, SIGN AND RETURN THIS PROXY CARD
PROMPTLY. THANK YOU!

Signature of Stockholder:                      Date:            Signature of Stockholder:                      Date:

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

QUANTA SERVICES, INC.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2004
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James H. Haddox and Dana A. Gordon, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of Limited Vote Common Stock in Quanta Services, Inc., a Delaware corporation (the “Company”), that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 20, 2004, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposal listed below and as more particularly described in the Proxy Statement of the Company dated April 16, 2004 (the “Proxy Statement”) and (2) in their discretion upon such other matters as may properly come before the meeting.

ALL SHARES OF LIMITED VOTE COMMON STOCK REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED “FOR” THE NOMINEE LISTED IN THE PROPOSAL.

LIMITED VOTE COMMON STOCK

PROPOSAL: ELECTION OF DIRECTORS

The Board of Directors recommends a vote FOR the nominee.

Nominee (01) Vincent D. Foster

FOR	WITHHOLD
☐	☐

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

Date: , 2004

Signature

Signature

Title:

Each joint owner should sign. Signatures should correspond with the names printed on this Proxy. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a respective capacity should give full title.